Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Eric Lindblom - 336-436-6739
Investor@labcorp.com
Shareholder Direct - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS

ANNOUNCES 2008 SECOND QUARTER RESULTS

Growth in Testing Volume and Price Drives Industry-Leading Margins

and $194.7 Million in Operating Cash Flow

Burlington, NC, July 24, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2008.

Second Quarter Results

Net earnings were $104.2 million, compared to second quarter 2007 net earnings of $128.7 million. Excluding restructuring and other special charges recorded in 2008 and 2007, net earnings increased to $140.1 million. Earnings per diluted share (EPS) were $0.92, compared to $1.05 in the second quarter of 2007. Excluding restructuring and other special charges recorded in 2008 and 2007, EPS increased 13.8% to $1.24. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $301.1 million for the quarter, or 26.2% of net sales.

Revenues for the quarter were $1,147.8 million, an increase of 10.0% compared to the same period in 2007. Compared to the second quarter of 2007, testing volume, measured by accessions, increased 9.0%, and price increased 1.0%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 3.6% with volume increasing 1.3% and price increasing 2.3%.

Operating cash flow for the quarter was $194.7 million, net of $8.5 million in transition payments to UnitedHealthcare. The balance of cash and short-term investments at the end of the quarter was $155.3 million, and there was no outstanding balance under the Company’s revolving credit facility.

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During the quarter, the Company repurchased $10.8 million of stock, representing approximately 154 thousand shares. As of June 30, 2008, approximately $359.3 million of repurchase authorization remained under the Company’s approved repurchase plan.

The Company recorded pre-tax restructuring and other special charges of $16.0 million during the second quarter of 2008 primarily related to the closing of redundant and underutilized facilities. In addition, the company increased its provision for doubtful accounts by $45 million due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectibility of accounts receivable balances.

Full Year Results

Net earnings for the first half of 2008 were $234.5 million, compared to 2007 net earnings of $251.2 million. Excluding restructuring and other special charges recorded in 2008 and 2007, net earnings increased 5.9% to $270.4 million. Earnings per diluted share (EPS) increased to $2.06, compared to $2.03 in the first half of 2007. Excluding restructuring and other special charges recorded in 2008 and 2007, EPS increased 15.5% to $2.38. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $586.6 million for the first half, or 26.1% of net sales.

Revenues for the first half of 2008 were $2,251.0 million, an increase of 10.2% compared to the same period in 2007. Compared to 2007, testing volume, measured by accessions, increased 8.8%, and price increased 1.4%. Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 3.8% with volume increasing 1.4% and price increasing 2.4%.

Operating cash flow for the first half of 2008 was $371.2 million, net of $21.5 million in transition payments to UnitedHealthcare. During the first half of 2008, the Company repurchased $66.5 million of stock, representing 0.9 million shares.

“We had a very solid second quarter with growth in volume, price and earnings per share,” said David P. King, Chief Executive Officer. “We are especially pleased that we generated nearly $200 million in operating cash flow in the quarter and nearly $375 million in the first half.”

“We are very excited about the future because we believe LabCorp will play a transformative role in healthcare,” King added. “We will do this through offering more and better esoteric tests, such as our OvaSure screening test for women at high risk for ovarian cancer. We will also do this by leading the transition to personalized medicine with our companion diagnostics business and our unique outcome improvement programs for kidney stones and, starting next month, chronic kidney disease.”

Outlook For 2008

The Company’s updated guidance for 2008, excluding restructuring and other special charges and share repurchase activity after June 30, 2008 is:

• Revenue growth	10.3% to 11.3%
• EBITDA margins of approximately	25.0% to 25.3%
• Diluted earnings per share of between	$4.54 and $4.66
• Operating cash flow of approximately (excluding any transition payments to UnitedHealthcare)	$750 million to $770 million
• Capital expenditures of approximately (including capital dedicated to the Company's 2010 Plan)	$140 million to $160 million
• Net interest of approximately	$70 million

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2008. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-638-4930 (617-614-3944 for international callers). The access code is 95455800. A telephone replay of the call will be available through July 31, 2008 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 35524577. A live online broadcast of LabCorp’s quarterly conference call on July 24, 2008 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 23, 2008.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Net sales	$1,147.8	$1,043.1	$2,251.0	$2,041.8
Cost of sales	656.0	601.1	1,288.7	1,178.1
Selling, general and administrative	266.0	209.1	481.6	414.1
Amortization of intangibles and other assets	14.6	13.4	28.4	26.7
Restructuring and other special charges	16.0	7.0	16.0	7.0

Operating income	195.2	212.5	436.3	415.9

Other income (expense)	(0.7)	(0.5)	(1.3)	(0.9)
Investment income	0.6	0.7	1.1	2.8
Interest expense	(17.3)	(12.6)	(37.2)	(25.2)
Income from joint venture partnerships	3.6	19.3	8.0	35.7
Minority interest	(3.6)	--	(7.2)	--

Earnings before income taxes	177.8	219.4	399.7	428.3
Provision for income taxes	73.6	90.7	165.2	177.1

Net earnings	$104.2	$128.7	$234.5	$251.2

Net earnings, excluding non-recurring items:
Net earnings	$104.2	$128.7	$234.5	$251.2
Restructuring and other special charges, net of tax	35.9	4.1	35.9	4.1

Net earnings, excluding non-recurring items	$140.1	$132.8	$270.4	$255.3

Diluted earnings per common share:
Diluted earnings per share	$0.92	$1.05	$2.06	$2.03
Impact of restructuring and other special charges	0.32	0.04	0.32	0.03

Diluted earnings per share	$1.24	$1.09	$2.38	$2.06

Weighted average shares outstanding	113.7	122.1	113.8	123.9

EBITDA	$301.1	$279.6	$586.6	$540.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2008	2007

Cash and short-term investments	$155.3	$166.3
Accounts receivable, net	675.7	623.2
Property, plant and equipment	483.5	439.2
Intangible assets and goodwill, net	3,069.5	2,252.9
Investments in joint venture partnerships	74.0	683.0
Other assets	229.6	203.6

	$4,687.6	$4,368.2

Zero-coupon subordinated notes	569.9	564.4
5 1/2% senior notes due 2013	351.9	352.1
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	487.5	500.0
Other liabilities	1,079.8	976.4
Minority interest	146.8	--
Shareholders' equity	1,801.7	1,725.3

	$4,687.6	$4,368.2

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Six Months Ended June 30 2008	Six Months Ended June 30 2007

Net cash provided by operating activities	$371.2	$338.9
Net cash used for investing activities	(237.5)	(2.0)
Net cash used for financing activities	(35.0)	(379.9)
Effect of exchange rates on cash	0.2	--

Net increase(decrease) in cash	98.9	(43.0)
Cash at beginning of period	56.4	51.5

Cash at end of period	$155.3	$8.5

Free Cash Flow:
Net cash provided by operating activities	$371.2	$338.9
Less: Capital expenditures	(78.9)	(73.0)

Free cash flow	$292.3	$265.9

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation and amortization, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and six-month periods ended June 30, 2008 and 2007:

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Earnings before income taxes	$177.8	$219.4	$399.7	$428.3
Add(subtract):
Interest expense	17.3	12.6	37.2	25.2
Investment income	(0.6)	(0.7)	(1.1)	(2.8)
Other(income)expense, net	0.7	0.5	1.3	0.9
Depreciation	29.8	26.1	59.0	52.5
Amortization	14.6	13.4	28.4	26.7
Restructuring and other special charges	61.0	7.0	61.0	7.0
Joint venture partnerships' depreciation and amortization	0.5	1.3	1.1	2.3

EBITDA	$301.1	$279.6	$586.6	$540.1

2)

During the second quarter of 2008, the Company recorded charges of approximately $16.0 million related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related work force. The after tax impact of these charges reduced net earnings for the quarter and for the six months ended June 30, 2008, by $9.5 million.

In addition, the Company increased its allowance for doubtful accounts by $45 million as of June 30, 2008, due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectibility of accounts receivable balances. The after tax impact of this provision for doubtful accounts reduced net earnings for the quarter and for the six months ended June 30, 2008, by $26.4 million.

These combined charges reduced diluted EPS for the quarter and for the six months ended June 30, 2008 by $0.32 ($35.9 million divided by 113.7 and 113.8 million shares, respectively).